Exhibit 23.9

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 26, 2016, relating to Mars Oil Pipeline Company, LLC financial statements, which appears in the prospectus filed on October 16, 2017, which forms a part of BP Midstream Partners LP’s Registration Statement on Form S-1 (No. 333-220407).

/s/ PricewaterhouseCoopers LLP

Houston, Texas

October 30, 2017